UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): August 1, 2003

SNOCONE SYSTEMS INC.
(Exact name of registrant as specified in its charter)

NEVADA	0-33519	98-0360989
(State or other	(Commission	(IRS employer
Jurisdiction	number)	Identification
of incorporation)		Number)

SUITE 440 – 1555 E. FLAMINGO ROAD LAS VEGAS, NEVADA	89119
(Address of principal executive offices)	(Zip Code)

Registrants telephone number, including area code: (604)-681-7806

ITEM 5. Other Events

Effective August 1, 2003, the Company accepted the voluntary resignation of Piers Van Ziffle from his position as Director of the Company. Effective August 20, 2003, the Company accepted the voluntary resignation of Mona Remedios from her position as President and Secretary of the Company. Also effective August 20, 2003, Mr. Kevin Day was elected President, Chief Executive Officer, Secretary and a Director of the Company.

Mr. Day has a Bachelor of Arts degree and received his Major in Political Science from the University of British Columbia. Mr. Day is a director of the British Columbia captive insurance association and has an extensive background in the insurance and risk management industry. In 1998 Mr. Day founded Riskebiz Internet Services Inc. which specializes in XML based applications specifically but not limited to the wireless web. Riskebiz - http://www.riskebiz.com also took an active role in helping to build and create awareness for UDDI. The UDDI (Universal Description, Discovery, and Integration) Project is an 18 month effort to define a set of specifications that will make it easier for businesses to accelerate the use of B2B and commerce over the Internet.

Effective August 29, the Company accepted the voluntary resignation of Mona Remedios from her position as Director of the Company.

On September 2, 2003, the Company entered into a joint venture agreement with RBM Financial Inc. and TwentyTen Investments Corp., for the purposes of identifying means of profitably exploiting its Snocone technology and to pursue complimentary business opportunities. The Company contributed $100,000 to the joint venture, and its joint venture partners will contribute expertise.

RBM Financial Inc. is a 10 year old private company specializing in the financing and development of both public and private companies. In addition to financing public companies, RBM also specializes in Real Estate Development and producing, marketing and selling Motion Pictures in addition to several successful internet based retail businesses. RBM's President, Mr. Craig Denton, is a Civil Engineer by trade and carries over 15 years experience in running companies and projects of all sizes. RBM's core management team have a combined 80 years experience managing businesses, assisting in providing venture capital to projects that fit their criteria, as well as investing in various markets around the world.

TwentyTen Investments Corp. has contracted with Mr. Robert Payne, who brings years of experience and knowledge both in funding and producing film and multimedia projects as well as marketing and selling various related projects world wide. Mr. Payne is a multimedia technician in the Motion Picture business and has worked for the last five years in Australia, South East Asia, Europe, Canada and the U.S. for clients such as Eepoch Australia, MTV Asia and Heavy, USA. Mr. Payne is well versed in the emerging wireless media markets and was involved with one of the first Motion Picture wireless web applications created for consumer enjoyment. Mr. Payne is an active entrepreneur who has invested in the multimedia industry, financing films and documentaries in addition to financing companies showing promise in the wireless multimedia arena.

Effective September 5, 2003, Mr. Bruce MacLean was elected a Director of the Company.

Mr. MacLean is a practicing lawyer in good standing and a member of the bar of the Province of British Columbia. In 1991, Mr. MacLean completed his Bachelor of Arts Degree (Political Science Major) at Carleton University in Ottawa, Ontario, Canada. In 1994, Mr. MacLean completed his Bachelor of Laws Degree from the University of Manitoba located in Winnipeg, Manitoba, Canada. Upon being called to the bar in British Columbia, Mr. MacLean commenced practicing law in the areas of corporate and commercial litigation, employment law as well as general solicitors work. Mr. MacLean’s primary area of practice continues to be those referred to above. Presently, Mr. MacLean is a non-practicing member of the bar of the Province of Ontario, having decided to become a non-practicing member upon being admitted to the bar of the Province of British Columbia in 1996.

ITEM 7 Financial Statements and Exhibits

10.1	Joint Venture Agreement between the registrant and RBM Financial Inc. and TwentyTen Corp

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SNOCONE SYSTEMS INC.

September 5, 2003	By:	/s/ Kevin Day
(Date)
	Name:	Kevin Day

	Its:	President